Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement(s) on Form S-1 (File Nos. 333-223630, 333-230670, 333-239431, and 333-230395, and the related registration statement (File No. 333-230714) filed under Rule 462(b)), Forms S-3 (File Nos. 333-242341 and 333-279491) and Forms S-8 (File Nos. 333-263957, 333-195737, 333-205752, 333-207002, 333-212547, 333-216628, 333-225627, 333-231935, and 333-252439) of our report dated March 21, 2025, with respect to the consolidated financial statements of Pulmatrix, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP
Marcum LLP
New York, NY
February 26, 2026